EXHIBIT 11.1

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                               MERIX CORPORATION

                      CALCULATIONS OF NET INCOME PER SHARE

                                                                 Year Ended May 31,
                                ---------------------------------------------------------------------------------------
                                         1997                          1996                          1995
                                --------------------------     -------------------------     --------------------------
                                 Primary     Fully Diluted      Primary    Fully Diluted      Primary     Fully Diluted
                                --------------------------     -------------------------     --------------------------
Weighted Average Shares
Outstanding for the Period         6,147             6,147        6,182            6,182        6,061             6,061

Dilutive Common Stock
Options Using the Treasury
Stock Method                         113               116          267              279          279               367
                                --------------------------     -------------------------     --------------------------

Total Shares Used for Per
Share Calculations                 6,260             6,263        6,449            6,461        6,340             6,428
                                ==========================     =========================     ==========================

Net Income                      $    321          $    321     $ 12,793         $ 12,793     $ 10,564          $ 10,564
                                ==========================     =========================     ==========================

Earnings Per Share              $   0.05          $   0.05     $   1.98         $   1.98     $   1.67          $   1.64
                                ==========================     =========================     ==========================
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